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JONES & KELLER, P.C.


                            1625 Broadway, Suite 1600
                             Denver, Colorado 80202
                                 (303) 573-1600


                                                                     EXHIBIT 5.1


                                  May 14, 2003



Factual Data Corp.
5200 Hahns Peak Drive
Loveland, Colorado  80538

Gentlemen:

         You have requested our opinion in connection with the registration on Form S-8 of an additional 600,000 shares of common stock (the "Shares") of Factual Data Corp. (the "Company") which has been reserved for issuance under the Company's 1999 Employee Formula Award Stock Option Plan (the "Plan"). In connection with your request, we have made such examinations of the corporate records and proceedings of the Company and considered such questions of law and taken such further action as we deemed necessary or appropriate to enable us to render this opinion.

         Based upon such examination, we are of the opinion that when the Shares have been purchased upon the proper exercise of options granted under the Plan, the Shares will be legally issued, fully paid and non-assessable.

         We consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, however, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the Rules and Regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,

                                             JONES & KELLER, P.C.

                                             /s/ David A. Thayer
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